FILED PURSUANT TO RULE 424(B)(3)
File Number 333-144884

ARAMARK CORPORATION

SUPPLEMENT NO. 4 TO

MARKET MAKING PROSPECTUS DATED

FEBRUARY 5, 2008

THE DATE OF THIS SUPPLEMENT IS AUGUST 8, 2008

ON AUGUST 8, 2008, ARAMARK CORPORATION FILED THE ATTACHED FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2008

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania	19107
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Schedule 1 to Form of Non Qualified Stock Option Agreement

Stock options granted under the ARAMARK Holdings Corporation (“Holdings”) 2007 Management Stock Incentive Plan have been, and will in the future be, awarded pursuant to a Non-Qualified Stock Option Agreement with Holdings (the “Option Agreement”). On August 5, 2008, the Board of Directors of Holdings approved a revised Schedule 1 to the form of Option Agreement that reflects new cumulative EBIT performance targets for 2009, 2010 and 2011 and new annual and cumulative EBIT performance targets for 2012. For grants made in the future, the EBIT performance targets will be as set forth in the revised Schedule 1 to the Option Agreement. The performance targets are not a prediction of how the Registrant will perform during the fiscal years 2009 through 2012. The Registrant is not providing any guidance, nor updating any prior guidance, of its future performance with the disclosure of these performance targets, and you are cautioned not to rely on these performance targets as a prediction of the Registrant’s future performance. A copy of Schedule 1 to the Option Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The form of Non Qualified Stock Option Agreement was filed as exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 16, 2007.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Number	Description
10.1	Schedule 1 to Form of Non Qualified Stock Option Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: August 8, 2008	By:	/s/ JOSEPH MUNNELLY
	Name:	Joseph Munnelly
	Title:	Senior Vice President, Controller and Chief Accounting Officer

Index to Exhibits

Number	Description
10.1	Schedule 1 to Form of Non Qualified Stock Option Agreement

Exhibit 10.1

Schedule 1

EBIT Targets

(in millions)

Year	Annual EBIT Target	Cumulative EBIT Target
2009	$815.5	N.A.
2010	$886.0	$1,701.5
2011	$953.0	$2,654.5
2012 (the “Final Fiscal Year”)	$1,008.9	$3,663.4

EBIT shall mean for any Fiscal Year, net income increased by (i) net interest expense and (ii) the provision for income taxes; all determined in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied on a consolidated basis. For this purpose EBIT shall:

a)	Exclude any extraordinary gains or losses, cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with GAAP.

b)	Exclude any gain or loss greater than $2 million attributable to asset dispositions, contract terminations and similar items, provided that losses on contract terminations and asset dispositions in connection with client contract terminations shall be limited in any given Fiscal Year to $5 million.

c)	Exclude any increase in amortization or depreciation resulting from the application of purchase accounting to the Transaction, including the current amortization of existing acquired intangibles.

d)	Exclude any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument.

e)	Exclude any impairment charge or similar asset write off required by GAAP.

f)	Exclude any non cash compensation expense resulting from the application of SFAS No. 123R or similar accounting requirements.

g)	Exclude any expenses or charges related to any equity offering, acquisition, disposition, recapitalization, refinancing or similar transaction, including the Transaction.

h)	Exclude any transaction, management, monitoring, consulting, advisory and related fees and expenses paid or payable to the Sponsor Stockholders.

i)	Exclude the effects of changes in foreign currency translation rates from such rates used in the calculation of the EBIT Targets.

j)	Exclude the impact that the 53rd week of operations will have on the Company’s financial results during Fiscal 2008.

The final EBIT calculation for any Fiscal Year will be subject to review and approval by the Committee.

The EBIT Targets shall be adjusted for acquisitions as follows:

a)	For acquisitions having purchase consideration of less than $20 million each, there shall be no adjustment until the aggregate consideration for all such acquisitions exceeds $20 million in any

Fiscal Year and then the EBIT Targets shall be adjusted to the extent the consideration for all such acquisitions exceeds $20 million. The amount of the adjustment shall be based on the last twelve months earnings of the acquired business, provided however, that the last twelve months earnings shall be adjusted, if necessary, to reflect the sustainable underlying profitability of the acquired business. If the purchase consideration for all such acquisitions is less than $20 million in any Fiscal Year, the amount by which $20 million exceeds such aggregate consideration shall be carried forward to future Fiscal Years for purposes of making this determination under this sub paragraph a).

b)	For acquisitions having purchase consideration of more than $20 million each, the EBIT Targets shall be adjusted based on the pro forma used to approve the acquisition.

The EBIT Targets will be adjusted for divestitures of a business by the amount of the last twelve months earnings of the divested business.